Exhibit 99.1

 Table of Contents

PersonalizationMall.com, LLC

Special Purpose Statement of Assets Acquired and Liabilities Assumed

as of August 3, 2020

Pages
Independent Auditor’s Report	2
Financial Statement
Special Purpose Statement of Assets Acquired and Liabilities Assumed	3
Notes to Special Purpose Statement of Assets Acquired and Liabilities Assumed	4

Independent Auditor’s Report

1-800-FLOWERS.COM, Inc. and Subsidiaries

Carle Place, NY

Report on the Special Purpose Financial Statement

We have audited the accompanying special purpose statement of Assets Acquired and Liabilities Assumed of PersonalizationMall.com, LLC, a business of Bed Bath & Beyond, Inc., as of August 3, 2020 and the related notes to the special purpose financial statement.

Management’s Responsibility for the Special Purpose Financial Statement

Management is responsible for the preparation and fair presentation of the special purpose financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of special purpose financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the special purpose financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the special purpose financial statement. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the special purpose financial statement, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the special purpose financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the special purpose financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Special Purpose Financial Statement

As discussed in Note 1 to the financial statement, the accompanying financial statement have been prepared for the purposes of presenting the assets acquired and liabilities assumed of PersonalizationMall.com, LLC, a business of Bed Bath & Beyond, Inc., and are not intended to be a complete presentation of the financial position, results of operations or cash flows of PersonalizationMall.com, LLC a business of Bed Bath & Beyond, Inc. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the special purpose financial statement referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of PersonalizationMall.com, LLC, a business of Bed Bath & Beyond, Inc.,  as of August, 3, 2020, in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Melville, NY

October 29, 2020

PersonalizationMall.com, LLC

Special Purpose Statement of Assets Acquired and Liabilities Assumed

as of August 3, 2020

August 3, 2020
(in thousands)

Assets Acquired:
Inventories	$16,998
Other assets	5,216
Property, plant and equipment	30,792
Operating lease right-of-use assets	21,438
Goodwill	133,337
Other intangibles	76,000
Total assets acquired	$283,781

Liabilities assumed:
Accounts payable and accrued expenses	$11,400
Operating lease liabilities	21,438
Total liabilities assumed	32,838

Net assets acquired	$250,943

The accompanying notes are an integral part of this financial statement.

Notes to Special Purpose Statement of Assets Acquired and Liabilities Assumed

Note 1 – Description of Business and Basis of Presentation

Description of Business

PersonalizationMall.com, LLC (“The Company” or “PersonalizationMall”) is a leading ecommerce provider of personalized products. The Company’s product offerings include a wide variety of personalization processes such as sublimation, embroidery, digital printing, engraving and sandblasting, while providing an industry-leading customer experience based on a fully integrated business platform that includes a highly automated personalization process and rapid order fulfillment.

On February 14, 2020, 1-800-Flowers.com, Inc., 800-Flowers, Inc., a wholly-owned subsidiary of 1-800-Flowers.com, Inc. (the “Purchaser”), PersonalizationMall, and Bed Bath & Beyond Inc. (“Seller”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) pursuant to which Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from Seller, all of the issued and outstanding membership interests of PersonalizationMall for $252.0 million in cash (subject to certain working capital and other adjustments).  On July 20, 2020, Buyer, PersonalizationMall, and Seller entered into an amendment (the “Amendment”) to the Purchase Agreement to, among other things, amend the purchase price to $245.0 million (subject to certain working capital and other adjustments).  The transaction closed on August 3, 2020 (the “Acquisition Date”).

The Purchase Agreement and Amendment contain customary representations, warranties and covenants by the Purchaser, PersonalizationMall, and Seller, and an indemnity by Seller for certain specified matters and pre-closing taxes. The closing of the transaction was subject to customary closing conditions, including applicable regulatory approvals.  The Purchase Agreement includes covenants relating to the negotiation of a commercial selling agreement with respect to the ongoing provision of certain PersonalizationMall products and services to Seller, and, a transition services agreement whereby Seller would provide certain post-closing services to PersonalizationMall for a limited time period.

Basis of Presentation

This special purpose statement of assets acquired and liabilities assumed (“financial statement”), has been prepared as of August 3, 2020, and is provided in lieu of certain historical financial information of PersonalizationMall required by Rule 3-05 of Regulation S-X, in accordance with a request for relief granted by the Securities and Exchange Commission.

This financial statement has been derived from the Purchaser’s preliminary purchase price allocation, which represents the fair value of assets acquired and liabilities assumed at the Acquisition Date. The financial statement does not represent the assets sold or liabilities assumed as if PersonalizationMall had operated as a separate, stand-alone entity. In addition, the financial statement is not meant to be indicative of the financial condition of PersonalizationMall going forward as a result of future changes to its operations. The statement of assets acquired and liabilities assumed includes only the specific assets and liabilities related to PersonalizationMall that was acquired by Purchaser in accordance with the Purchase Agreement and Amendment.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in accordance with GAAP requires management to make estimates and assumptions that may affect the reported amounts of the assets acquired, liabilities assumed, and related disclosures as of the period being presented. Management bases its estimates on historical experience and various other assumptions it believes to be reasonable. Components of this financial statement particularly subject to estimation include the fair value of assets acquired and liabilities assumed. Actual results may differ from management’s estimates.

Concentration of Credit Risk

Concentration of credit risk, with respect to accounts receivable is limited due to the Company’s large number of customers and their dispersion throughout the United States, and the fact that a substantial portion of receivables are related to balances owed by major credit card companies.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. The authoritative guidance for fair value measurements establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the guidance are described below:

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of acquired receivables, inventories, other assets, property plant and equipment and the fair value of assumed accounts payable and accrued expenses approximated their carrying value at the acquisition date. Operating lease right-of-use assets and lease liabilities were measured using Level 2 inputs, and intangible assets were measured using Level 3 inputs.

Deferred Revenues

Deferred revenues are recorded when the Company has received consideration (i.e., advance payment) before satisfying its performance obligations. As such, customer orders are recorded as deferred revenue prior to shipment or rendering of product or services. Deferred revenues primarily relate to e-commerce orders placed, but not shipped, prior to the end of the fiscal period.

Total deferred revenue as of August 3, 2020 was $1.5 million (included in “ Accounts payable and accrued expenses” in the financial statement).

Recently Issued Accounting Pronouncements - Adopted

Leases - In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASC 842”). Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, that did not require it to reassess, under the new standard, its prior conclusions about lease identification, lease classification and initial direct costs. Further, the Company elected a short-term lease exception policy, permitting it to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less) and an accounting policy to account for lease and non-lease components as a single component for certain classes of assets. The adoption of the new standard had a material impact to the Company’s statement of assets acquired and liabilities assumed. As such, the Company recorded operating lease liabilities of $21.4 million, based on the present value of the remaining minimum rental payments using discount rates as of the effective date, and a corresponding right-of-use assets of $21.4 million based on the operating lease liabilities adjusted for deferred rent and lease incentives received. See Note 8 - Leases for further information about the Company’s transition to ASC 842 and the newly required disclosures.

Recently Issued Accounting Pronouncements – Not Yet Adopted

Financial Instruments – Measurement of Credit Losses. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 introduces a new forward-looking “expected loss” approach, to estimate credit losses on most financial assets and certain other instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information and reasonable and supportable forecasts. This ASU also expands the disclosure requirements to enable users of financial statements to understand the entity’s assumptions, models and methods for estimating expected credit losses. The Company does not expect the adoption of this guidance to have a material effect on its financial statement.

Goodwill – Impairment Test. In January 2017, the FASB issued ASU No. 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," which eliminates Step 2 from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. The Company does not expect the standard to have a material impact on its financial statement.

Note 3 - Preliminary Purchase Price Allocation

This financial statement is presented on the basis of the Purchaser’s preliminary purchase price allocation. The Purchaser accounts for business combinations in accordance with Accounting Standards Codification Topic 805 which requires, among other things, the acquiring entity in a business combination to recognize the fair value of all the assets acquired and liabilities assumed and contingent purchase consideration to be recognized at their fair values on the acquisition date with subsequent adjustments recognized in the results of operations. The fair values assigned to identifiable intangible assets acquired are determined primarily by using an income approach which is based on assumptions and estimates made by management. Significant assumptions utilized in the income approach are based on company specific information and projections which are not observable in the market and are therefore considered Level 3 measurements. The excess of the purchase price over the fair value of the identified assets and liabilities is recorded as goodwill.

On August 3, 2020, Purchaser completed its acquisition of the Company. The purchase price of $245.0 million, subject to certain working capital and other adjustments which resulted in total consideration paid of approximately $250.9 million, included its newly renovated, leased 360,000 square foot state-of-the-art production and distribution facility, as well as customer database, tradenames and website. The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on preliminary estimates of their fair values on the acquisition date. The Purchaser is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, establishment of potential acquisition contingencies, and the determination of any residual amount that will be allocated to goodwill. As additional information becomes available, the preliminary purchase price allocation may be revised during the remainder of the measurement period, which will not exceed 12 months from the acquisition date. Any such revisions or changes may be material.

The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The estimates and assumptions include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows. Based on the valuation as of August 3, 2020, of the acquired intangible assets, $11.0 million was assigned to customer lists (4 years life), $65.0 million was assigned to tradenames (indefinite life), and the residual amount of $133.3 million was allocated to Goodwill (indefinite life and deductible for tax purposes). The goodwill recognized in conjunction with the Purchaser’s acquisition of the Company is primarily related to synergistic value created in terms of both operating costs and revenue growth opportunities, enhanced financial and operational scale, and other strategic benefits. It also includes certain other intangible assets that do not qualify for separate recognition, such as an assembled workforce.

The estimated fair value of the acquired trade names was determined using the relief from royalty method, which is a risk-adjusted discounted cash flow approach. The relief from royalty method values an intangible asset by estimating the royalties saved through ownership of the asset. The relief from royalty method requires identifying the future revenue that would be generated by the trademark, multiplying it by a royalty rate deemed to be avoided through ownership of the asset and discounting the projected royalty savings amounts back to the acquisition date. The royalty rate used in the valuation was based on a consideration of market rates for similar categories of assets. The discount rate used in the valuation was based on the Company’s weighted average cost of capital, the riskiness of the earnings stream association with the trademarks and the overall composition of the acquired assets.

The estimated fair value of the acquired customer lists was determined using the excess earnings method under the income approach. This method requires identifying the future revenue that would be generated by existing customers at the time of the acquisition, considering an appropriate attrition rate based on the historical experience of the Company. Appropriate expenses are then deducted from the revenues and economic rents are charged for the return on contributory assets. The after-tax cash flows attributable to the asset are discounted back to their net present value at an appropriate intangible asset rate of return and summed to calculate the value of the customer lists.

Note 4 – Other Assets

Other assets are stated at fair value and were valued based on the cost method, due to the short-term nature of the assets, consisting primarily of accounts receivable owed by major credit card companies, short-term vendor deposits, and prepaid expenses.

 Note 5 – Inventories

The Company’s inventory consists primarily of raw materials and supplies and is stated at fair value, which approximated carrying value at the Acquisition Date. Inventory is classified as follows:

August 3, 2020
(in thousands)

Raw materials	$14,029
Supplies	2,969
Total inventory	$16,998

Note 6 - Property, Plant and Equipment

Property, plant and equipment are stated at fair value, and were valued at book value (cost less accumulated depreciation and amortization), due to the nature of the assets: recently acquired production equipment and leasehold improvements for the Company’s state of the art production facility. Property, plant and equipment are reviewed for impairment whenever changes in circumstances or events may indicate that the carrying amounts are not recoverable.

The Company’s property, plant and equipment consist of the following:

	Estimated useful lives	August 3, 2020
	(in years)	(in thousands)

Leasehold improvements	3-11	$12,274
Production equipment	1-19	15,500
Furniture and fixtures	5-6	266
Computer and telecommunication equipment	3	878
Software	2	1,874
Property, plant and equipment		$30,792

Note 7 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

August 3, 2020
(in thousands)

Accounts payable	$3,718
Payroll and employee benefits	1,677
Deferred revenue	1,545
Sales Taxes Payable	953
Other	3,507
Accounts payable and accrued expenses	$11,400

Note 8 – Leases

The Company currently leases two facilities which are used for production, warehouse and administrative purposes, with terms through fiscal 2031. These lease agreements contain renewal options and rent escalation clauses and require the Company to pay real estate taxes, insurance, common area maintenance and operating expenses applicable to the leased properties. The Company accounts for its leases in accordance with ASC 842. At contract inception, the Company determines whether a contract is, or contains, a lease by determining whether it conveys the right to control the use of the identified asset for a period of time, by assessing whether we have the right to obtain substantially all of the economic benefits from use of the identified asset, and the right to direct the use of the identified asset.

The Company determined that both of its leases were operating leases as of the August 3, 2020 and recognized a corresponding lease liability and right-of-use asset on its statement of net assets acquired. The lease liability was measured at the present value of the remaining fixed minimum rental payments (including base rent and fixed common area maintenance) using discount rates as of the Acquisition Date. Variable payments (including most utilities, real estate taxes, insurance and variable common area maintenance) are expensed as incurred. The right-of-use asset was measured at the carrying amount of the lease liability adjusted to reflect any potential favorable or unfavorable terms of the lease when compared with market terms (none present). Right-of-use assets are assessed for impairment using the long-lived assets impairment guidance. The discount rate used to determine the present value of lease payments is the Company’s estimated collateralized incremental borrowing rate, based on the yield curve for the respective lease terms, as the Company generally cannot determine the interest rate implicit in the lease.

The Company recognizes expense for its operating leases on a straight-line basis over the lease term. As these leases expire, it can be expected that in the normal course of business they will be renewed or replaced. Renewal option periods are included in the measurement of lease liability, where the exercise is reasonably certain to occur. Key estimates and judgments in accounting for leases include how the Company determines: (1) lease payments, (2) lease term, and (3) the discount rate used in calculating the lease liability.

Additional information related to our leases is as follows:

August 3, 2020

Weighted-average remaining lease term - operating leases (in years)	10.0
Weighted-discount rate - operating leases	3.8%

Maturities of lease liabilities in accordance with ASC 842 as of August 2020 are as follows (in thousands):

2021	$1,936
2022	2,507
2023	2,565
2024	2,624
2025	2,685
Thereafter	13,669
Total Future Minimum Lease Payments	25,986
Less Imputed Remaining Interest	4,548
Total	$21,438

Note 9 - Employee Retirement Plans

The Company’s employees participate in the 401(k) Profit Sharing Plan of a subsidiary of 1-800-Flowers.com, Inc. All employees who have attained the age of 21 are eligible to participate upon completion of one month of service. Participants may elect to make voluntary contributions to the 401(k) plan in amounts not exceeding federal guidelines. Employees are vested in the Company's contributions based upon years of service. Prior to the Date of Acquisition, the Company participated in a 401(k) plan sponsored by Seller, and approximately $0.2 million of Seller contribution payable is included within accrued expenses as of August 3, 2020.

Note 10 - Commitments and Contingencies

Litigation

There are various claims, lawsuits, and pending actions against the Company incident to the operations of its business. It is the opinion of management, after consultation with counsel, that the final resolution of such claims, lawsuits and pending actions will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

Other Commitments

The Company’s purchase commitments consist primarily of inventory, equipment and technology (hardware and software) purchase orders made in the ordinary course of business, most of which have terms less than one year. As of August 3, 2020, the Company had fixed and determinable off-balance sheet purchase commitments with remaining terms in excess of one year of approximately $7.4 million, primarily related to inventory commitments.

Note 11 – Subsequent Events

Management has evaluated subsequent events through October 29, 2020, the date the financial statement was available to be issued. No events were identified requiring additional recognition of disclosure in the notes to the financial statement.

COVID-19

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the pandemic of the novel strain of coronavirus (“COVID-19”), including tax relief and government loans, grants and investments. The CARES Act did not have a material impact on the Company’s financial statement as of August 3, 2020.

In response to the global pandemic, the Company has taken actions to ensure employee safety and business continuity, informed by the guidelines set forth by local, state and federal government and health officials. As of the Acquisition Date, PersonalizationMall has followed 1-800-Flowers.com, Inc.’s “Pandemic Preparedness and Response Plan,” which established an internal “nerve center” to allow for communication and coordination, including workstream teams to promote workforce protection and supply chain management, and dedicating resources to support our customers and vendors.

The COVID-19 pandemic has affected, and will continue to affect, the Company’s operations and financial results for the foreseeable future. As a result of governmental and regulatory requirements, the Company closed its facilities and temporarily ceased production and fulfillment operations between March 21, 2020 and May 4, 2020. Facilities were re-opened on a limited basis on May 5, 2020, operating at approximately 25% of capacity, as the Company implemented required social distancing and related employee protection measures. Operations were able to return to full capacity, in compliance with applicable safety protocols, by June 8, 2020. Sales were negatively impacted during the closure period and continuing through June 20, 2020, by which time the Company was able to fulfill its order backlog and resume marketing activities. Subsequent to June 20, 2020 the Company has been seeing strong e-commerce demand as customers increasingly turn to the brand’s product offerings to help them remain connected and express themselves during a very difficult time.

The Company is closely monitoring the impact of COVID-19 on its business, including how it will affect its customers, workforce, suppliers, vendors, and production and distribution channels, as well as its financial statements. The extent to which COVID-19 impacts the Company’s business and financial results will depend on numerous evolving factors, including, but not limited to: the magnitude and duration of COVID-19, the extent to which it will impact macroeconomic conditions, including interest rates, employment rates and consumer confidence, the speed of the anticipated recovery, and governmental, business and individual consumer reactions to the pandemic. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of August 3, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the Company’s allowance for doubtful accounts and credit losses, inventory and related reserves and the carrying value of goodwill and other long-lived assets. While there was not a material impact to the Company’s financial statement as of August 3, 2020, the Company’s future assessment of these factors and the evolving factors described above, could result in material impacts to the Company’s financial statements in future reporting periods.